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                                                                    Exhibit 15

SUBSIDIARIES OF e-AUCITON GLOBAL TRADING INC.

1. e-Auction Global Trading Inc., a Barbados corporation, wholly owned by the Company

2. e-Auction Global Trading Inc., a Canadian corporation, wholly owned by e-Auction Global Trading Inc. (Barbados)

3. e-Auction Belgium N.V., a Belgium Company, wholly owned by the Company and e-Auction Global Trading Inc. (Canada)

4. Schelfhout Computer Systemen N.V., a Begium corporation, wholly owned by e-Auction Belgium N.V.

5. e-Auction Austrailasia Pty Limited, an Austrailian corporation, owned 50.01% by the Company.